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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-28106

                            FirstBancorporation, Inc.
                  (By its successor First National Corporation)
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             (Exact name of registrant as specified in its charter)

                              1121 Boundary Street
                                  P.O. Box 2147
                       Beaufort, South Carolina 29901-2147
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      [x]  *     Rule 12h-3(b)(1)(ii)     [ ]
              Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)     [ ]
               Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)     [ ]
              Rule 12g-4(a)(2)(ii)      [ ]                  Rule 15d-6     [ ]
               Rule 12h-3(b)(1)(i)      [x]  *

* FirstBancorporation, Inc. was merged with and into First National Corporation effective on July 31, 1999.

Approximate number of holders of record as of the certification or notice date:
Zero (0)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
First National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:      August 12, 1999


                                           By: /s/ W. Louis Griffith
                                               ---------------------------------
                                               W. Louis Griffith
                                               Chief Financial Officer